Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Omega Healthcare Investors, Inc. (the “Company”) on Form S-4 and in the Joint Proxy Statement/Prospectus of the Company and Aviv REIT, Inc., which is part of the Registration Statement, of our opinion dated October 30th, 2014 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading, “Summary—Opinion of Omega’s Financial Advisor Regarding the Merger”, “Risk Factors”, “The Merger—Background of the Merger”, “The Merger—Omega’s Reasons for the Merger; Recommendation by the Omega Board of Directors”, “The Merger—Opinion of Omega’s Financial Advisor”, “The Merger—Certain Unaudited Prospective Financial Information of Omega” and “The Merger—Certain Unaudited Prospective Financial Information of Aviv”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Morgan Stanley & Co. LLC
Morgan Stanley & Co. LLC

New York, New York

January 2, 2015